MONTEVIDEO, Uruguay; February  24, 2026 -- MercadoLibre, Inc. (Nasdaq: MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce and fintech company, today reported financial results for the fourth quarter ended December 31, 2025. Net revenues & financial income of $8,759 million, up 45% YoY and 47% FX-neutral Income from operations of $889 million, with a 10.1% margin Net income of $559 million, with a 6.4% margin Total Payment Volume of $83.7 billion, up 42.1% YoY and 52.6% FX-neutral Gross Merchandise Volume of $19.9 billion, up 36.8% YoY and 36.5% FX-neutral To our Shareholders The past year showed that Mercado Libre's ecosystem is stronger than ever. Customer satisfaction reached new highs, with record Net Promoter Scores (NPS) across Commerce and Fintech in Brazil, Mexico and Argentina. This underscores the importance and effectiveness of our investments to capture structural growth opportunities across the region. Our focus on customer experience translated into strong financial performance, with revenue growth of 45% YoY in Q4'25, capping a year in which we grew 39% YoY. Income from operations grew 22% YoY in 2025 as we chose to invest upfront in areas of the business with the greatest long-term opportunities. We exit the year with clear momentum and confidence in our ability to capture the many opportunities ahead. Commerce Latin America offers one of the biggest ecommerce growth opportunities in the world. Penetration is roughly half the level seen in the US, UK and China, and we see no structural reason why the region should not reach similar levels. Our leadership position has strengthened consistently over time as we have invested across logistics, assortment, user experience, and our broader ecosystem. These investments have created a powerful and growing network effect: by bringing more people online, we stimulate demand, which in turn attracts merchants seeking access to our 121mn unique active buyers. When we consider the strength of our position, the scale of the opportunity ahead, and our total focus on delivering the best value proposition – a focus that has served us well through 26 years of intense competition – we believe our GMV could be multiple times larger over the long term. Free shipping has been one of the most important pillars of our value proposition for a decade. It has brought tens of millions of Latin Americans – and an increasing share of their spend – online, and we believe it will continue to do so. Extending free shipping in Brazil to items starting from R$19 reflects this conviction and further strengthens our platform for an even broader base of users. The impact on behavior is clear. Since June, new buyers in Brazil have purchased more items across a larger number of categories with higher retention than cohorts that joined prior to the lower free shipping threshold. The ratio of monthly to quarterly unique buyers has increased, while users purchasing three or more categories per month have shown the fastest acceleration in the pace of growth. Growth has also accelerated among user segments and in regions where our market share is below our overall average. These dynamics led to exceptional operating performance in Q4’25. In Brazil, FX-neutral GMV grew 35% YoY, alongside 45% growth in sold items and 26% growth in unique buyers. As newer cohorts mature and the strength of our value proposition captures a larger share of users’ retail spend, we are well positioned for continued growth. Even with the significant expansion of our user base in Brazil in 2025, fewer than one-third of Brazilian adults purchased on our platform in Q4'25. Our value proposition is also resonating in Mexico, where free shipping coverage is comparable to Brazil and fulfillment penetration reached a record high of nearly 80% in Q4'25. This operational strength supported our best quarterly performance of the year, well ahead of the broader market, with FX-neutral GMV growth of 35% YoY and sold items growth of 45% YoY in the quarter. Argentina also delivered a strong performance, with FX-neutral GMV growth of 42% YoY and sold items growth of 36% YoY. Following a period of volatility in Q3'25, demand stabilized in Q4; we are excited about Argentina's potential, particularly as we invest behind MercadoLibre, Inc. Letter to Shareholders MercadoLibre Letter to Shareholders 1 Q4’25 Results

fulfillment and other strategic initiatives. Growth was also robust elsewhere in the region, with Q4'25 FX-neutral GMV reaching 41% YoY in Chile, 33% in Colombia and 57% in Peru – the strongest quarter of a strong year for each. Operating an efficient logistics network is another critical pillar of our value proposition and a major competitive advantage. A large majority of orders across the region – including Brazil – qualify for free & fast delivery, with nearly 75% of fast shipments delivered within 48 hours. Technology is the backbone of this efficiency and has enabled us to scale materially in 2025. Our network absorbed a 41% YoY increase in volume during the year – nearly 500mn additional shipments – while maintaining the high service levels that have built trust over time. Our technology also enables us to simultaneously operate a slower delivery layer for free shipping on lower ASPs within a network optimized for speed. Cost dynamics are improving as we scale. Unit shipping costs in local currency fell 11% YoY in Brazil in Q4'25, and fell YoY in fulfillment in Brazil, Mexico, Chile and Colombia. As we grow, we see plenty of runway for efficiencies and scale gains across our network. Cross-border trade (CBT) is one of our strategic initiatives that gained momentum in 2025 as we ramped up investment. In Latin America, CBT is a c.$10bn market where we have a small share and a large opportunity to expand assortment for our 121mn unique active buyers. In 2025, we improved our value proposition for buyers and sellers, including easier access to free shipping, the ability to build baskets across CBT purchases, and more flexible take rate structures for sellers. As a result, growth accelerated through the year, resulting in 74% FX-neutral GMV growth in Q4’25. Growth is increasingly broad-based, with Chile, Colombia and Argentina contributing meaningfully alongside Mexico. At the same time, we expanded our China-based assortment and improved service levels by taking more control over the supply chain. In December, these efforts culminated in the opening of our first fulfillment center in China, which is already shipping to our five largest markets. We expect the China–LatAm corridor to be an area of incremental growth and investment in 2026 as we scale our fulfilled-from-China model. First-party (1P) is another strategic investment initiative that is scaling, with FX-neutral GMV growth of 80% in 2025 and more than $4bn of GMV. We have built capabilities that enable us to operate 1P in a disciplined and scalable way. Investments in automation across ordering, pricing, promotions and inventory management have improved availability and price competitiveness, while reducing out-of-stocks and markdown. As a result, we have improved assortment and pricing, enabling us to offer a more complete and competitive value proposition to buyers while continuing to enhance margins. That said, opportunities remain to deepen category coverage and optimize pricing, so we will continue to invest in 1P where it strengthens the ecosystem and supports long- term value creation. It is also a critical lever for improving the value proposition and profitability of our Supermarket category, which remains a strategic priority. MELI+ ended the year with accelerating subscriber growth, driven by two key initiatives in Brazil. First, the extension of fast shipping to items starting from R$19 (previously R$79), which reduced churn and increased conversion at key moments in the buying flow, particularly when the cost of a MELI+ Essencial subscription (R$9.90 per month) is equal to or lower than the shipping fee for a transaction. Second, the launch of MELI+ Mega, our premium tier that includes a content bundle with Disney+, Netflix, HBO Max, and Apple TV+. We are also encouraged by early momentum in Argentina, where MELI+ launched in May with free shipping on items starting from approximately $10 ($25 for non-members). Our loyalty program is hard to replicate and offers compelling value to a wide range of users, combining accessible pricing in the Essencial tier, a content-rich premium bundle in MELI+ Mega and ecosystemic benefits that span shipping, cashback and account yield. Those benefits are translating into measurable changes in user behavior, with uplifts in GMV, purchase frequency and TPV among members We are increasingly leveraging AI to enhance the marketplace experience for both buyers and sellers. In Q4'25, we introduced an AI-enhanced search experience in Argentina that uses insights from individual buyer behavior to expand product discovery from a single search term – for example, a search for “ball” will show tennis balls for tennis players, and footballs for football players. It may also show specific brands or premium / value products, depending on our knowledge of the buyer from their extensive search and transaction history. An interactive assistant can refine broad searches, such as “smartphone”, into more personalized results by guiding users through key product attributes. On the supply side, our Seller Assistant is helping us scale onboarding and support. It accelerates sellers’ progression to higher reputation tiers, improves listing quality through targeted recommendations, creates short-format videos from a single product photo, and handles inquiries that were previously managed by customer service teams. These initiatives are early steps in a broader effort to embed AI across the marketplace to improve discovery, increase relevance and conversion and deepen engagement. MercadoLibre Letter to Shareholders 2 Q4’25 Results

Advertising continues to scale as an important monetization lever that adds value to our users by enriching the buying experience without increasing churn or reducing conversion. Revenue growth accelerated through the year, culminating in FX-neutral growth of 67% YoY in Q4'25 (70% in USD). Search ads grew strongly, and remain the primary source of advertising revenue. Investments in our ads platform technology – from usability to bidding algorithms and placements – are driving higher adoption and spend. In Q4'25 we launched tools such as “budget orchestrator” and one-click campaigns, which performed well during peak season. In parallel, AI tools are supporting account managers for big brands and top sellers, while engaging directly with long-tail sellers to stimulate demand. We also launched our DSP for advertisers in China, which contributed to growth in Q4'25, and should support monetization of our growing CBT business. Fintech Services We operate in a region where many millions of people are poorly served by the traditional financial system, or not served at all. This was a key driver behind the launch of Mercado Pago in 2003, and it remains central to our growth opportunity today. Our ambition is to build Latin America’s largest digital financial institution. We believe we will achieve this by delivering the best value proposition, rooted in a relentless focus on customer experience and technology. This means a laser focus on NPS, which is the primary driver of our product and UX roadmaps. After several years of patient investment, this led to a major milestone in 2025, as Mercado Pago achieved leading NPS among all players in Brazil, Mexico, Argentina and Chile. We believe this positions us well to achieve our long-term ambition. Paying attractive yields on funds held in Mercado Pago is a key pillar underpinning our leading NPS. It is a powerful catalyst for consumers to begin or strengthen their relationship with us. Just as the launch of free shipping in 2016-2017 accelerated our efforts to bring offline retail online, attractive yields on deposits help us expand the market for digital banking. The results are compelling: AUM has grown from $2bn to almost $19bn over the past three years, while MAU more than doubled from approximately 35mn to 78mn. Both metrics grew rapidly in Q4'25, up 78% and 28% YoY respectively. By not treating deposits as a short-term profit pool, we are disrupting incumbents and investing in sustainable, long-term growth through cross-sell. Offering credit is another pillar of NPS and a driver of growth, retention and monetization. The opportunity we face is substantial: less than 20% of Mexicans and only 40% of Argentines have a credit card. Penetration is higher in Brazil, but the gap in NPS versus traditional banks is as much as 30ppts, indicating that many consumers feel poorly served. Maintaining strong asset quality is a key enabler of growth, which we achieve by combining technology with our marketplace's high-quality audience of buyers. Data from repeated interactions with our ecosystem feeds into our underwriting models. As a result, we have millions of pre-approved users who are offered credit at the marketplace checkout (and elsewhere). This was effective in Q4'25 as we issued almost 3mn credit cards by leveraging our marketplace's peak season. We are successfully balancing growth and risk management as we scale. Our total credit portfolio grew 90% YoY in Q4'25 to reach $12.5bn and over the past three years it has grown more than 4x. Half of that growth has been driven by our credit card portfolio, whose risk metrics have improved consistently. Its 15-90 NPL has fallen by more than 300bps over the same three-year period to a historic low of 4.4% in Q4'25. This reflects rising penetration among marketplace buyers and continued improvements in the accuracy of our underwriting models. Credit card cohorts are consistently reaching their first NIMAL breakeven month within 12-18 months, giving us confidence to continue scaling in Brazil and elsewhere. Approximately 75% of the credit card portfolio in Brazil has reached this milestone. Our consumer and merchant portfolios have provided the other half of our portfolio's growth over the last three years, and have also contributed significantly to profitability. These portfolios provide us with the greatest flexibility to price across a wider range of risk profiles than the credit card. As such, the NIMAL spread is the most appropriate metric to assess whether risk is being anticipated and priced for accurately. Spreads on both portfolios rose sequentially across all geographies in Q4'25, supporting a robust NIMAL of 23.3% for the credit portfolio as a whole, including the credit card. Credit is also at the core of becoming our users’ primary financial relationship, alongside the ability to offer a complete everyday banking proposition, differentiated by compelling benefits such as cashback and extra installments on marketplace purchases, and a superior UX. In October, we launched the Mercado Pago AI Assistant, and early results are encouraging. In Q4'25, the Assistant MercadoLibre Letter to Shareholders 3 Q4’25 Results

handled more than 9mn conversations, with nearly 90% resolved without human intervention. There are dozens of use cases, including general inquiries, making transfers and paying bills, and in the coming months, we plan to expand the Assistant's capabilities to make it increasingly proactive. This should contribute to higher principality, which continues to rise. Acquiring Our acquiring engine puts Mercado Pago at the center of the payments digitalization trend in Latin America. While adoption is at different stages across the region – from highly penetrated Brazil, to early-stage Mexico – our approach is consistent: we invest in technology to have a best-in-class processing engine and differentiate our offer by layering on additional products. Both are reinforced by the scale and capabilities of our ecosystem. For example, our merchant credit portfolio now exceeds $2bn, more merchants are retaining funds in Mercado Pago to manage their finances, and our marketplace acts as a highly efficient acquisition channel. Even after more than doubling our Acquiring TPV to $188bn over the three years to FY25, we continue to see significant growth opportunities with our market shares in the single digits across many products and categories. We continued to capture these opportunities in 2025, with market share rising in all countries we operate in. AI tools are improving the effectiveness of our sales teams by helping identify new customers and deepen relationships with existing merchants. In Brazil, this has supported higher TPV per merchant and shortened payback periods. This contributed to strong FX-neutral Acquiring TPV growth of 25% YoY in Brazil in Q4'25. In Mexico, growth is being driven by onboarding long-tail and SMB merchants, many of whom are accepting digital payments for the first time. Momentum remains strong with FX-neutral Acquiring TPV growing 50% YoY in Q4’25. As adoption continues to rise, our installed base of active POS devices is approaching that of all incumbents combined. Consolidated Financial Results Net revenue and financial income grew 45% YoY in Q4'25 to nearly $8.8bn. FX-neutral growth accelerated sequentially in Brazil to 37% YoY and remained strong in Mexico at 41% YoY, reflecting continued operational momentum, while Argentina's growth slowed to 77% as inflation decelerated. Income from operations reached $889mn in Q4'25, including $99mn of one-off tax credits in Brazil booked mostly within cost of net revenues. Excluding these credits, income from operations declined 4% YoY in Q4'25 and the margin was 9.0%, representing a 80bps decline versus Q3'25. Sequential operating leverage in G&A and Product Development expenses broadly offset customary seasonal gross margin pressure. Sales & Marketing expenses increased QoQ as we maintained investments in social channels discussed in prior quarters, and made tactical investments to reinforce Mercado Libre as the primary destination for demand during peak season. Although Q4 typically benefits from positive seasonality in provisions for doubtful accounts, this line was broadly flat QoQ, partly due to acceleration of growth in our Consumer books in Brazil and Mexico. The 450bps YoY decline in the income from operations margin (excluding $99mn of one-off tax credit) is mostly explained by our strategic investments in free shipping, 1P, CBT and the credit card. Net income of $559mn declined 13% YoY in Q4'25 due to normalization of our tax rate versus unusually low levels in Q4'24. We ended the year with strong cash flow as adjusted free cash flow reached $763mn in Q4'25. This takes the total for 2025 to $1.5bn, even after P&L investments, capex1 of $1.3bn and investment of more than $6.5bn in the expansion of our credit portfolio2 (partially offset by almost $2.4bn in third-party fintech funding).3 The past year is an example of our willingness to invest upfront to achieve sustainable long-term scale and engagement. This strategy has served us well for many years, and we are pleased with its positive impact in 2025 as we continued to grow revenues above 30% YoY every quarter, reaching more than 40% YoY in the final quarter of the year. This is a major feat for a company of our scale. We are focused on capturing the many growth opportunities ahead of us by allocating resources in a way that maximizes MercadoLibre Letter to Shareholders 4 1 Refers to “Investments in property and equipment and intangible assets, as per Form 10-K 2 Refers to Changes in loans receivable, net, as per Form 10-K 3 Refers to Proceeds from loans payable and other financial liabilities related to our Fintech solutions, net, as per Form 10-K Q4’25 Results long-term value creation and sustainable scale for our ecosystem. We prioritize investments that are most synergistic with our ecosystem and either deepen existing moats or create new ones. All of our investments are required to demonstrate a clear path to positive direct contribution under conservative assumptions, but we do not solve for short-term margin optimization. Our investment plan for 2026 will be consistent with this bold and disciplined approach to investing behind long-term growth. As we invest at pace across the business, we are convinced that we are taking the necessary steps to maximize user engagement, sustainable growth and scale. We are conscious that the early-stage nature of these strategic investments puts pressure on our income from operations margin in the short term. We estimate the combined impact of our strategic investments, which include the lower free shipping threshold in Brazil, CBT, 1P and the credit card, was equivalent to 5-6 percentage points of operating margin in Q4'25. These investments are driving tremendous growth and helping us to strengthen our leadership position across our markets. We are confident that as all of these initiatives scale, their profitability will mature while reinforcing our competitive advantages and deepening our relationships with users across the platform. Looking ahead On January 1, 2026, Mercado Libre completed its planned CEO transition, with Ariel Szarfsztejn assuming the role of Chief Executive Officer and our founder, Marcos Galperin, becoming Executive Chairman. The transition follows several months of preparation and reflects the depth of leadership we have built across the organization. Marcos will remain closely engaged on key strategic priorities, while Ariel will lead day-to-day execution as we continue to capture the significant structural growth opportunities across Latin America. We are more confident than ever in those opportunities. We have the scale, platform, talent, and financial flexibility to continue investing and to reinforce Mercado Libre’s role at the vanguard of expanding e-commerce penetration and advancing financial inclusion across the region. The progress we are seeing today underscores our belief that the best is yet to come. MercadoLibre Letter to Shareholders 5 Q4’25 Results

Q4'25 Results

The following table summarizes certain key performance metrics for the twelve and three-month periods ended December 31, 2025 and 2024:

	Year Ended December 31,		Three Months Ended December 31,	
(IN MILLIONS, except %) (1)	2025	2024	2025	2024
Fintech monthly active users	78	61	78	61
Unique active buyers	121	100	83	67
Gross merchandise volume	65,037	51,467	19,906	14,548
Number of items sold	2,429	1,787	752	525
Total payment volume	277,823	196,660	83,694	58,914
Acquiring total payment volume	188,105	142,200	55,711	41,833
Total payment transactions	15,470	11,355	4,506	3,325
NIMAL	22.4 %	28.2 %	23.3 %	27.6 %
Capital expenditures	1,327	860	427	305
Depreciation and amortization	818	617	238	152

(1) Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding. As of December 31, 2024, we no longer disclose the key performance indicator "Number of items shipped". Management believes that "Number of items shipped", as a complementary disclosure to "items sold", no longer provides useful information to investors to better understand our business. Following years of investment, our logistics network currently ships almost all items sold. As such, the two performance metrics, "Number of items sold" and "Number of items shipped", have converged so we no longer see a benefit for investors in disclosing both.

Year-over-year USD Growth Rates by Quarter

Consolidated net revenues and financial income	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25
Brazil	38 %	20 %	25 %	38 %	48 %
Mexico	43 %	26 %	25 %	44 %	56 %
Argentina	31 %	125 %	77 %	39 %	23 %
Commerce	44 %	32 %	29 %	33 %	40 %
Fintech	29 %	43 %	40 %	49 %	51 %
Total Meli	37 %	37 %	34 %	39 %	45 %

Gross merchandise volume	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25
Brazil	13 %	10 %	18 %	36 %	46 %
Mexico	11 %	2 %	16 %	36 %	49 %
Argentina	(5) %	77 %	35 %	2 %	(1) %
Total Meli	8 %	17 %	21 %	28 %	37 %

Total payment volume	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25
TPV Total	33 %	43 %	39 %	41 %	42 %
TPV Acquiring	20 %	32 %	31 %	32 %	33 %

MercadoLibre | Letter to Shareholders 6

Q4'25 Results

Year-over-year FX-neutral Growth Rates by Quarter

Consolidated net revenues and financial income	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25
Brazil	62 %	41 %	35 %	35 %	37 %
Mexico	64 %	51 %	41 %	42 %	41 %
Argentina	212 %	184 %	130 %	97 %	77 %
Commerce	106 %	57 %	45 %	38 %	37 %
Fintech	84 %	73 %	63 %	65 %	61 %
Total Meli	96 %	64 %	53 %	49 %	47 %

Gross merchandise volume	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25
Brazil	32 %	30 %	29 %	34 %	35 %
Mexico	28 %	23 %	32 %	34 %	35 %
Argentina	141 %	126 %	75 %	44 %	42 %
Total Meli	56 %	40 %	37 %	35 %	37 %

Total payment volume	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25
TPV Total	109 %	72 %	61 %	54 %	53 %
TPV Acquiring	95 %	59 %	53 %	45 %	40 %

Conference Call and Webcast

The Company will host an earnings video as well as a conference call and audio webcast for any questions that investors may have on February 24th, 2026, at 5:00 p.m. Eastern Time.

In order to access our video webcast and the live audio, investors, analysts and the market in general may access the following link at https://event.choruscall.com/mediaframe/webcast.html?webcastid=0TZ2mrjz to attend the live event.

Also, to ask questions on our conference call, investors, analysts and the market in general may access the following link https://hdr.choruscall.com/?$Y2FsbHR5cGU9MiZyPXRydWUmaW5mbz1jb21wYW55LXBob25l or dial in through the following numbers: TOLL FREE 1-833-821-3654 | INTERNATIONAL 1-412-652-1249 and ask to join MercadoLibre's conference call to be able to pose questions.

Access to our video webcast and the live audio will be available in the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

MercadoLibre | Letter to Shareholders 7

Definition of Selected Metrics ■ Fintech monthly active users (MAU) – Defined as Fintech payers and/or collectors as of December 31, 2025, that, during the last month of the reporting period, performed at least one of the following actions during such month: 1) made a debit or credit card payment, 2) made a QR code payment, 3) made an off-platform online payment using our checkout or link of payment solutions while logged in to our Mercado Pago fintech platform, 4) made an investment or employed any of our savings solutions, 5) purchased an insurance policy, 6) took out a loan through our lending solution, or 7) received the payment from a sale or transaction either on or off marketplace. ■ Unique active buyers – Defined as users that have performed at least one purchase on the Mercado Libre Marketplace during the reported period. From the second quarter of 2025 onwards, we have included food delivery transactions in the current indicator. ■ Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2024 and applying it to the corresponding months in 2025, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations. ■ Gross merchandise volume (GMV) – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions. From the second quarter of 2025 onwards, we have included food delivery transactions in the current indicator. ■ Total payment transactions (TPN) – Measure of the number of all transactions paid for using Mercado Pago, excluding peer-to-peer transactions. ■ Total payment volume (TPV) – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions, excluding peer-to-peer transactions. ■ Acquiring total payment volume – Measure of the total U.S. dollar sum of all transactions settled using our Mercado Pago and its payment processing and settling services in marketplace and non-marketplace transactions and consist of the following transactions volume: 1) point of sale payment volume, 2) commerce payment volume through our Mercado Libre Marketplace, 3) online payment volume through our checkout or link payment solution for merchants, and 4) QR code payment volume. ■ MPOS – Mobile point-of-sale is a dedicated wireless device that performs the functions of a cash register or electronic point-of-sale terminal wirelessly. ■ Commerce – Revenues from core marketplace fees, shipping fees, first-party sales, ad sales, classified fees, membership subscription fees and other ancillary services. ■ Fintech – Revenues includes fees from off-platform transactions, financing fees, interest earned from merchant and consumer credits, interest earned on cash and investments as part of Mercado Pago activities net of interest gains passed through to our Brazilian users in connection with our asset management product, and sale of MPOS. ■ Items sold – Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items. From the second quarter of 2025 onwards, we have included food delivery transactions in the current indicator. ■ G&A - General and administrative expenses. ■ Local Currency Growth Rates – Refer to FX Neutral definition. ■ Net income margin – Defined as net income as a percentage of net revenues & financial income. ■ Operating margin – Defined as income from operations as a percentage of net revenues & financial income. ■ Net Interest Margins After Losses (NIMAL) – NIMAL is the spread between credit revenues (excluding the results of sale of loans receivables) and the expenses associated with provisions for doubtful accounts (excluding the results of sale of loans receivable) and funding costs, and usually expressed as a percentage of the average portfolio for the period. ■ Non-performing loan (NPL) ratio – Shows the percentage of the loan portfolio that is not being paid on-time. MercadoLibre Letter to Shareholders 8 Q4’25 Results

About Mercado Libre Founded in 1999, MercadoLibre is the largest ecommerce and fintech ecosystem in Latin America. The company's efforts are centered on enabling e-commerce and digital financial services for our users through a complete suite of technology solutions, with a mission of democratizing access to commerce and financial services. The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007. For more information about the Company visit: http://investor.mercadolibre.com. Forward-Looking Statements This press release and the investor conference call contain forward-looking statements, including, but not limited to, statements regarding MercadoLibre, Inc.’s possible or assumed future results of operations; expectations, objectives and progress against strategic priorities; initiatives and strategies related to our products and services, including our inability to successfully deliver new products and services; business and market outlook, opportunities, strategies and trends; financing plans; competitive position; the macroeconomic environment; customer preferences and demand and market expansion; our planned product and services releases and capabilities; industry growth rates; inflation; and internet and credit card penetration in Latin America. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. Our forward- looking statements, and the risks and uncertainties related to them, convey MercadoLibre, Inc.’s current assumptions, expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Additional information on the potential risks, uncertainties and factors that could affect MercadoLibre, Inc.’s results is included in filings we make with the Securities and Exchange Commission ("SEC") from time to time, including in the sections entitled “Risk Factors” and “Forward-Looking Statements” of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2025 and in any of MercadoLibre, Inc.’s other applicable filings with the SEC. The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in MercadoLibre, Inc.’s most recent reports on Forms 10-K and 10-Q, each as may be amended from time to time. MercadoLibre, Inc.’s financial results for its fourth quarter of 2025 are not necessarily indicative of MercadoLibre Inc.’s operating results for any future periods. The information provided herein is as of December 31, 2025. Unless required by law, MercadoLibre, Inc. undertakes no obligation to, and does not intend to, publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof. MercadoLibre Letter to Shareholders 9 Q4’25 Results

MercadoLibre, Inc. Consolidated Balance Sheets as of December 31, 2025 and December 31, 2024 (In millions of U.S. dollars, except par value) December 31, 2025 2024 Assets Current assets: Cash and cash equivalents $ 3,670 $ 2,635 Restricted cash and cash equivalents 9,867 2,064 Short-term investments 2,629 4,485 Accounts receivable, net 369 255 Credit card receivables and other means of payments, net 6,893 5,288 Loans receivable, net of allowances of $3,057 and $1,630 8,855 4,716 Inventories 570 296 Other assets 720 403 Total current assets 33,573 20,142 Non-current assets: Long-term investments 1,764 1,203 Credit card receivables and other means of payments, net 153 — Loans receivable, net of allowances of $86 and $48 510 179 Property and equipment, net 2,303 1,380 Operating lease right-of-use assets 2,201 1,098 Goodwill 163 149 Intangible assets, net 33 12 Intangible assets at fair value — 49 Deferred tax assets 1,541 802 Other assets 426 182 Total non-current assets 9,094 5,054 Total assets $ 42,667 $ 25,196 Liabilities Current liabilities: Accounts payable and accrued expenses $ 4,502 $ 3,196 Funds payable to customers 13,029 6,954 Amounts payable due to credit and debit card transactions 3,584 1,923 Salaries and social security payable 916 727 Taxes payable 1,140 525 Loans payable and other financial liabilities 4,623 2,828 Operating lease liabilities 430 241 Other liabilities 409 209 Total current liabilities 28,633 16,603 Non-current liabilities: Amounts payable due to credit and debit card transactions 187 41 Loans payable and other financial liabilities 4,570 2,887 Operating lease liabilities 1,769 894 Deferred tax liabilities 372 204 Other liabilities 388 216 Total non-current liabilities 7,286 4,242 Total liabilities $ 35,919 $ 20,845 Commitments and contingencies Equity Common stock, 0.001 par value, $110,000,000 shares authorized, $50,697,182 and $50,697,375 shares issued and outstanding $ — $ — Additional paid-in capital 1,771 1,770 Treasury stock, 225,931 and 225,474 shares (312) (311) Retained earnings 5,809 3,812 Accumulated other comprehensive loss (520) (920) Total equity 6,748 4,351 Total liabilities and equity $ 42,667 $ 25,196 MercadoLibre Letter to Shareholders 10 Q4’25 Results

Q4'25 Results

MercadoLibre, Inc.
Consolidated Statements of Income
For the twelve and three-month periods ended December 31, 2025 and 2024
(In millions of U.S. dollars, except for share data)

	Year Ended December 31,		Three Months Ended December 31,	
	2025	2024	2025	2024
Net service revenues and financial income	$ 25,286	$ 18,638	$ 7,526	$ 5,331
Net product revenues	3,607	2,139	1,233	728
Net revenues and financial income	**28,893**	**20,777**	**8,759**	**6,059**
Cost of net revenues and financial expenses	(16,035)	(11,200)	(4,975)	(3,310)
Gross profit	**12,858**	**9,577**	**3,784**	**2,749**
Operating expenses:				
Product and technology development	(2,269)	(1,934)	(584)	(512)
Sales and marketing	(3,219)	(2,191)	(1,036)	(636)
Provision for doubtful accounts	(3,091)	(1,858)	(983)	(527)
General and administrative	(1,078)	(963)	(292)	(254)
Total operating expenses	**(9,657)**	**(6,946)**	**(2,895)**	**(1,929)**
Income from operations	**3,201**	**2,631**	**889**	**820**
Other income (expenses):				
Interest income and other financial gains, net	138	148	8	41
Interest expense and other financial losses	(160)	(165)	(50)	(48)
Foreign currency losses, net	(337)	(182)	(63)	(50)
Net income before income tax expense	**2,842**	**2,432**	**784**	**763**
Income tax expense	(845)	(521)	(225)	(124)
Net income	**$ 1,997**	**$ 1,911**	**$ 559**	**$ 639**

	Year Ended December 31,		Three Months Ended December 31,	
	2025	2024	2025	2024
Basic earnings per share				
Basic net income available to shareholders per common share	$ 39.40	$ 37.69	$ 11.03	$ 12.61
Weighted average of outstanding common shares	50,697,299	50,697,428	50,697,182	50,697,384
Diluted earnings per share				
Diluted net income available to shareholders per common share	$ 39.40	$ 37.69	$ 11.03	$ 12.61
Weighted average of outstanding common shares	50,697,320	50,697,428	50,697,250	50,697,384

MercadoLibre | Letter to Shareholders 11

MercadoLibre, Inc. Consolidated Statements of Cash Flows For the years ended December 31, 2025 and 2024 (In millions of U.S. dollars) Year Ended December 31, 2025 2024 Cash flows from operations: Net income $ 1,997 $ 1,911 Adjustments to reconcile net income to net cash provided by operating activities: Impairment of equity securities held at cost 19 — Unrealized foreign currency losses, net 457 286 Depreciation and amortization 818 617 Accrued interest, financial income and other revenues (1,216) (415) Non cash interest expense and amortization of debt issuance costs and other charges 396 114 Provision for doubtful accounts 3,091 1,858 Provision for contingencies 106 176 Results on derivative instruments 117 (42) Results on digital assets at fair value (10) (25) Long term retention program (“LTRP”) accrued compensation 303 261 Deferred income taxes (469) (243) Changes in assets and liabilities: Accounts receivable Receivables (1,508) (2,687) Inventories (235) (113) Other assets (491) (308) Payables and accrued expenses 1,487 1,595 Funds payable to customers 5,341 3,605 Amounts payable due to credit and debit card transactions 1,592 1,213 Other liabilities 145 75 Operating lease liabilities (408) (189) Interest received from investments 584 229 Net cash provided by operating activities 12,116 7,918 Cash flows from investing activities: Purchases of investments (14,754) (16,710) Proceeds from sale and maturity of investments 16,590 13,962 Payments for acquired businesses, net of cash acquired — (6) Proceeds from settlements of derivative instruments 3 29 Payments from settlements of derivative instruments (91) (14) Changes in loans receivable, net (6,659) (4,688) Investments in property and equipment, intangible assets and intangible assets at fair value (1,343) (860) Proceeds from sales of intangible assets at fair value 75 — Net cash used in investing activities (6,179) (8,287) Cash flows from financing activities: Proceeds from loans payable and other financial liabilities 44,050 19,472 Payments on loans payable and other financing liabilities (41,088) (17,461) Payments of finance lease liabilities (57) (51) Common Stock repurchased (1) (1) Net cash provided by financing activities 2,904 1,959 Effect of exchange rate changes on cash, cash equivalents, restricted cash and cash equivalents (3) (739) Net increase in cash, cash equivalents, restricted cash and cash equivalents 8,838 851 Cash, cash equivalents, restricted cash and cash equivalents, beginning of the year 4,699 3,848 Cash, cash equivalents, restricted cash and cash equivalents, end of the year $ 13,537 $ 4,699 MercadoLibre Letter to Shareholders 12 Q4’25 Results

Q4'25 Results

MercadoLibre, Inc.
Financial results of reporting segments

	Three Months Ended December 31, 2025				
	Brazil	Mexico	Argentina	Other Countries	Total
	(In millions)				
Net service revenues and financial income	$ 3,840	$ 1,821	$ 1,516	$ 349	$ 7,526
Net product revenues	797	275	96	65	1,233
Net revenues and financial income	**4,637**	**2,096**	**1,612**	**414**	**8,759**
Local operating expenses	(4,010)	(1,637)	(989)	(342)	(6,978)
Depreciation and amortization	(110)	(78)	(23)	(12)	(223)
Total segment costs	**(4,120)**	**(1,715)**	**(1,012)**	**(354)**	**(7,201)**
Direct contribution	**517**	**381**	**600**	**60**	**1,558**
Operating expenses and indirect costs of net revenues and financial expenses					(669)
Income from operations					**889**
Other income (expenses):					
Interest income and other financial gains, net					8
Interest expense and other financial losses					(50)
Foreign currency losses, net					(63)
Net income before income tax expense					**$ 784**

	Three Months Ended December 31, 2024				
	Brazil	Mexico	Argentina	Other Countries	Total
	(In millions)				
Net service revenues and financial income	$ 2,680	$ 1,183	$ 1,229	$ 239	$ 5,331
Net product revenues	456	164	78	30	728
Net revenues and financial income	**3,136**	**1,347**	**1,307**	**269**	**6,059**
Local operating expenses	(2,518)	(1,068)	(673)	(219)	(4,478)
Depreciation and amortization	(74)	(35)	(21)	(10)	(140)
Total segment costs	**(2,592)**	**(1,103)**	**(694)**	**(229)**	**(4,618)**
Direct contribution	**544**	**244**	**613**	**40**	**1,441**
Operating expenses and indirect costs of net revenues and financial expenses					(621)
Income from operations					**820**
Other income (expenses):					
Interest income and other financial gains, net					41
Interest expense and other financial losses					(48)
Foreign currency losses, net					(50)
Net income before income tax expense					**$ 763**

MercadoLibre | Letter to Shareholders 13

Non-GAAP Measures of Financial Performance To supplement our audited consolidated financial statements presented in accordance with U.S. GAAP, we present earnings before interest income and other financial gains, net, interest expense and other financial losses, foreign currency losses, net, income tax expense and depreciation and amortization (“Adjusted EBITDA”), net debt, foreign exchange (“FX”) neutral measures and Adjusted free cash flow and Net increase (decrease) in available cash, investments and digital assets as non-GAAP measures. Reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures can be found in the tables below. These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures. We believe that reconciliation of these non-GAAP measures to the most directly comparable GAAP measure provides investors an overall understanding of our current financial performance and its prospects for the future. Adjusted EBITDA Adjusted EBITDA is a non-GAAP financial measure that represents our net income, adjusted to eliminate the effect of depreciation and amortization charges, interest income and other financial gains, interest expense and other financial losses, foreign currency losses, net, income tax expense and equity in earnings of an unconsolidated entity. We have included this non-GAAP financial measure because it is used by our Management to evaluate our operating performance and trends, make strategic decisions and the calculation of leverage ratios. Accordingly, we believe this measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our Management. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain items. The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated: Three Months Ended December 31, 2025 2024 (In millions) Net income $ 559 $ 639 Adjustments: Depreciation and amortization 238 152 Interest income and other financial gains, net (8) (41) Interest expense and other financial losses 50 48 Foreign currency losses, net 63 50 Income tax expense 225 124 Adjusted EBITDA $ 1,127 $ 972 MercadoLibre Letter to Shareholders 14 Q4’25 Results

Net debt We define net debt as total debt which includes current and non-current loans payable and other financial liabilities and current and non-current operating lease liabilities, less cash and cash equivalents (excluding cash and cash equivalents restricted due to management restriction policies) and digital assets, short-term investments and long-term investments, excluding time deposits, foreign debt securities and foreign government debt securities restricted and held in guarantee, securitization transactions and equity securities held at cost. We have included this non-GAAP financial measure because it is used by our Management to analyze our current leverage ratios and set targets to be met, which will also impact other components of the Company’s balance sheet, cash flows and income statement. Accordingly, we believe this measure provides useful information to investors and other market participants in showing the evolution of the Company’s indebtedness and its capability of repayment as a means to, alongside other measures, monitor our leverage based on widely-used measures. The following table presents a reconciliation of net debt for each of the years indicated: December 31, 2025 2024 (In millions) Current Loans payable and other financial liabilities $ 4,623 $ 2,828 Non-current Loans payable and other financial liabilities 4,570 2,887 Current Operating lease liabilities 430 241 Non-current Operating lease liabilities 1,769 894 Total debt 11,392 6,850 Less: Cash and cash equivalents and digital assets (1) 3,410 2,428 Short-term investments (2) 1,614 1,051 Long-term investments (3) 1,686 1,124 Net debt $ 4,682 $ 2,247 (1) Includes cash and cash equivalents (excluding cash and cash equivalents restricted due to management restriction policies) and digital assets. Figures as of December 31, 2024 were recast for consistency with the current presentation due to the changes explained in "Adjusted free cash flow". (2) Excludes time deposits, foreign debt securities and foreign government debt securities restricted and held in guarantee. (3) Excludes foreign government debt securities restricted, investments held in VIEs as a consequence of securitization transactions and equity securities held at cost. MercadoLibre Letter to Shareholders 15 Q4’25 Results

Q4'25 Results

FX neutral

We believe that FX neutral measures provide useful information to both Management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2024 and applying them to the corresponding months in 2025, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The comparative FX neutral measures were calculated by using the average monthly exchange rates for each month during 2023 and applying them to the corresponding months in 2024. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for three-month period ended December 31, 2025:

	Three Months Ended December 31,					
	As reported		Percentage Change	FX Neutral Measures	As reported	Percentage Change
	2025	2024		2025	2024	
	(In millions, except percentages)			(In millions, except percentages)		
Net revenues and financial income	$ 8,759	$ 6,059	44.6 %	$ 8,890	$ 6,059	46.7%
Cost of net revenues and financial expenses	(4,975)	(3,310)	50.3 %	(4,951)	(3,310)	49.6%
Gross profit	**3,784**	**2,749**	**37.7 %**	**3,939**	**2,749**	**43.3%**
Operating expenses	(2,895)	(1,929)	50.1 %	(2,927)	(1,929)	51.7%
Income from operations	**$ 889**	**$ 820**	**8.4 %**	**$ 1,012**	**$ 820**	**23.4%**

MercadoLibre | Letter to Shareholders 16

Adjusted free cash flow and Net increase (decrease) in available cash, investments and digital assets Adjusted free cash flow Adjusted free cash flow represents cash from operating activities less the increase (decrease) in cash and cash equivalents and investments related to customer funds due to regulatory requirements and other restrictions and equity securities held at cost, investments in property and equipment and intangible assets, changes in loans receivable, net and net proceeds from/payments on loans payable and other financial liabilities related to our Fintech solutions, since we consider those liabilities as the working capital of the Fintech activities. From the second quarter of 2025 onwards, we have also included increase (decrease) in cash and cash equivalents and investments restricted due to management restriction policies and digital assets as an adjustment in the calculation of our adjusted free cash flow. We consider adjusted free cash flow to be a measure of liquidity generation that provides useful information to management and investors since it shows how much cash the Company generates with its core activities that can be used for discretionary purposes and to repay its corporate and/or commerce debt. A limitation of the utility of adjusted free cash flow as a measure of liquidity generation is that it is a partial representation of the total increase or decrease in our available cash, investments and digital assets balance for the year. Therefore, we believe it is important to view the adjusted free cash flow measure only as a complement to our entire consolidated statements of cash flows. Net increase (decrease) in available cash, investments and digital assets Net increase (decrease) in available cash, investments and digital assets (from the second quarter of 2025 onwards, our available funds include digital asset holdings) represents adjusted free cash flow less net proceeds from/payments on loans payable and other financial liabilities, related to our Commerce and corporate activities, payments of finance lease obligations, other investing and/or financing activities not considered above and the effect of exchange rates changes on available cash and investments. We consider Net increase (decrease) in available cash, investments and digital assets to be a measure of liquidity availability that provides useful information to management and investors after netting out all other debt and corporate payments and activities from the adjusted free cash flow. MercadoLibre Letter to Shareholders 17 Q4’25 Results

The following table shows a reconciliation of Net cash provided by operating activities to Adjusted free cash flow and Net increase in available cash, investments and digital assets: Year Ended December 31, 2025 2024 (3) (In millions) Net cash provided by operating activities ("CFO") $ 12,116 $ 7,918 Adjustments to reconcile CFO to Adjusted free cash flow (1) (15) 211 Increase in cash and cash equivalents and investments related to customer funds due to regulatory requirements and other restrictions (including management restriction policies) and equity securities held at cost (4,986) (3,072) Investments in property and equipment and intangible assets (1,327) (860) Changes in loans receivable, net (6,659) (4,688) Proceeds from loans payable and other financial liabilities related to our Fintech solutions, net 2,352 1,706 Adjusted free cash flow 1,481 1,215 Proceeds from/Payments on loans payable and other financial liabilities, related to our Commerce and Corporate activities, net 553 254 Other investing and/or financing activities (89) 8 Effect of exchange rate changes on available cash and investments 162 (542) Net increase in available cash, investments and digital assets $ 2,107 $ 935 Available cash, investments and digital assets (2), at the beginning of the year 4,603 3,668 Available cash, investments and digital assets (2), at the end of the year 6,710 4,603 Net cash used in investing activities (6,179) (8,287) Net cash provided by financing activities 2,904 1,959 (1) Includes accrued interest and financial income net of interest received from available and restricted investments, and results on digital assets. (2) Includes cash and cash equivalents (excluding cash and cash equivalents restricted due to management restriction policies), short-term investments (excluding time deposits, foreign debt securities and foreign government debt securities restricted and held in guarantee) and long-term investments (excluding foreign government debt securities restricted, investments held in VIEs as a consequence of securitization transactions and equity securities held at cost) and digital assets. (3) Recast for consistency with the current presentation due to the changes explained above. > CONTACT: MercadoLibre, Inc. Investor Relations investor@mercadolibre.com http://investor.mercadolibre.com MercadoLibre Letter to Shareholders 18 Q4’25 Results